Exhibit 99.1

Reynolds American Inc. P.O. Box 2990 Winston-Salem, NC 27102-2990

Contact:	Investor Relations:	Bob Bannon (336) 741-3359	Media:	Maura Payne (336) 741-6996	RAI 2016-28

RAI implements leadership succession plan;

Cameron to become executive chairman,

Crew to become president and CEO on Jan. 1, 2017;

Joseph Fragnito named president and chief commercial officer of

R.J. Reynolds Tobacco Company

WINSTON-SALEM, N.C. – Oct. 19, 2016 – The board of directors of Reynolds American Inc. (NYSE: RAI) has approved a succession plan for key members of the company’s senior leadership team and board of directors.

Susan M. Cameron, currently RAI’s president and CEO, will become executive chairman of the board of directors on Jan. 1, 2017. She will serve as executive chairman until May 2017, at which time she is expected to become the non-executive chairman.

Debra A. Crew, currently president and chief operating officer of R.J. Reynolds Tobacco Company, RAI’s largest subsidiary, has been named president- and CEO-elect of RAI, and will become president and CEO of RAI on Jan. 1, 2017. She will also become a member of the RAI board when she becomes CEO.

Cameron was named CEO of RAI at the time the company was formed in 2004. Since then, the company’s total return to its shareholders is approximately 900 percent, far surpassing the return of the S&P 500 during that timeframe. Cameron retired from the company in 2011, but returned as CEO in 2014. During her time as CEO, RAI made several strategic and transformational acquisitions, including Lorillard, Inc., American Snuff Company, LLC and Niconovum AB, and its operating companies successfully entered the snus and vapor categories.

Cameron expressed confidence that under Crew’s leadership, the company will continue to make great strides on its vision to transform the tobacco industry.

“Debra very quickly mastered the details and dynamics of our industry since joining R.J. Reynolds two years ago,” Cameron said. “She has played a critical role in the very successful integration of Newport into R.J. Reynolds’ brand portfolio and operations footprint, and has helped drive innovation throughout our businesses. Those accomplishments, together with her 20 years of experience and leadership in consumer products companies, make her the ideal fit to lead RAI and its companies at this inflection point in their histories,” she said.

“I’m delighted to have the opportunity to continue to be involved in RAI’s future successes from the vantage point of the board chair,” Cameron said. “I remain committed to working with Debra and the other members of RAI’s leadership team to ensure that this succession is smooth and successful. The employees of Reynolds American and its operating companies are the best in our industry and one of the company’s strongest assets. I want to help ensure that they are successful in continuing to grow our businesses.”

The company also announced that Joseph P. Fragnito, the former president of the U.S. beverages and snack nuts business unit of the Kraft Heinz Company, will join R.J. Reynolds Tobacco Company as president and chief commercial officer on Oct. 24. Fragnito joined Kraft Foods Group in 2000, and has spent his career in marketing and innovations roles with the company. He has managed a number of iconic brands including Planters nuts, Maxwell House coffee, Capri Sun and other beverages, Oscar Mayer meats and meals, and Claussen pickles. In addition, he helped lead the integration planning of Kraft Foods and H.J. Heinz Company in the months preceding those companies’ July 2015 merger, and left the company in August 2016.

Fragnito is a 1995 graduate of the U.S. Military Academy at West Point, and served as an infantry officer in the U.S. Army for five years, rising to the rank of captain.

“We’re excited to welcome Joe to R.J. Reynolds Tobacco,” Crew said. “His 16 years of experience as a brand marketer and innovator will enable him to hit the ground running. He understands consumer packaged goods, has a strong track record of bringing brand innovations to market, and knows how to run effective, efficient business units. It will be great to have his experience and expertise on our leadership team.”

Web and Social Media Disclosure

RAI’s website, www.reynoldsamerican.com, is the primary source of publicly disclosed news, including quarterly earnings, for RAI and its operating companies. RAI also uses Twitter to publicly disseminate company news via @RAI News. It is possible that the information we post could be deemed to be material information. We encourage investors and others to register at www.reynoldsamerican.com to receive alerts when news about the company has been posted, and to follow RAI on Twitter at @RAI News.

ABOUT US

Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; Santa Fe Natural Tobacco Company, Inc.; American Snuff Company, LLC; Niconovum USA, Inc.; Niconovum AB; and R.J. Reynolds Vapor Company.

•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. R.J. Reynolds’ brands include Newport, Camel and Pall Mall.
•	Santa Fe Natural Tobacco Company, Inc. manufactures and markets Natural American Spirit products.
•	American Snuff Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Grizzly and Kodiak.
•	Niconovum USA, Inc. and Niconovum AB market innovative nicotine replacement therapy products in the United States and Sweden, respectively, under the ZONNIC brand name.
•	R.J. Reynolds Vapor Company is a marketer of digital vapor cigarettes, manufactured on its behalf by R.J. Reynolds, under the VUSE brand name in the United States.

Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.reynoldsamerican.com. To learn more about how Reynolds American and its operating companies are transforming the tobacco industry, visit Transforming Tobacco.

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